UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): October 10, 2005
Citizens Banking Corporation
(Exact Name of Registrant as Specified in Its Charter)
Michigan
(State or Other Jurisdiction of Incorporation)

000-10535	38-2378932
(Commission File Number)	(IRS Employer Identification No.)

328 South Saginaw Street, Flint, Michigan	48502
(Address of Principal Executive Offices)	(Zip Code)
(810) 766-7500
(Registrant’s Telephone Number, Including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
SIGNATURES

Item 1.01. Entry into a Material Definitive Agreement.
On October 10, 2005, Citizens Banking Corporation (the “Company”) entered into a settlement agreement between the Company and one of its previous insurers, the Travelers Indemnity Company, as successor in interest by merger to Gulf Insurance Company (the “Settlement Agreement”), settling litigation with regard to a claim made by the Company for recovery of fraud losses suffered in connection with two loans made by the Company and subsequently written off in 2002 and 2003. The Settlement Agreement provides that the insurer will pay the Company $9,125,000 not later than November 10, 2005, and that the parties release each other from further liability and will stipulate to the dismissal of the litigation with prejudice. The Settlement Agreement also permits the Company to pursue any claim against any other person or entity seeking recovery for the losses to which the litigation related.
The settlement will be accounted for by the Company as a loan loss recovery. As a result of the expected cash flow from the settlement, the Company is currently exploring several alternatives to enhance its future operations which may utilize some or all of the amount of the settlement.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CITIZENS BANKING CORPORATION

By:	/s/ Thomas W. Gallagher
Thomas W. Gallagher
Its:	General Counsel and Secretary

Date: October 14, 2005